Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements (Form S-3 No. 333-84292, Form S-3 No. 333-74937, Form S-3 No. 333-110760-0, and Form S-3 No. 333-136563) of American Airlines, Inc., and in the related Prospectuses, of our reports dated February 21, 2007, with respect to the consolidated financial statements and schedule of American Airlines, Inc., American Airlines management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of American Airlines, included in this Annual Report (Form 10-K) for the year ended December 31, 2006.
/s/ Ernst & Young LLP
Dallas, Texas
February 21, 2007